                                          July 18, 1996

Mr. Ralph O. Hellmold
President
Hellmold Associates, Inc.
640 Fifth Avenue, 13th Floor
New York, New York  10019

Dear Ralph:

Further to the Agreement between RYMAC Mortgage Investment Corporation ("RYMAC") and Hellmold Associates, Inc. ("Hellmold") of November 1, 1995 (the "Engagement Agreement"), and the Letter Agreement between RYMAC and Hellmold of April 10, 1996 in which RYMAC exercises its option under paragraph 5(b) of the Engagement Agreement to make remaining fee payments to Hellmold in the form of RYMAC Common Stock.

Hellmold and RYMAC agree, in the best interests of the acquisition transaction of Navistar's Columbus Plastics Operation, to rescind the Letter Agreement of April 10, 1996 and further agree that fees payable under paragraph 5(b) of the November 1, 1995 Engagement Agreement between the parties will be payable in cash.

If the terms of this letter are agreeable to you, please sign one of the two originals of this letter and return it to us as soon as possible, keeping the second original for your own file.

We continue to look forward to a successful conclusion of the Columbus Plastics asset purchase.

                                       Sincerely

                                       /s/ Richard R. Conte
                                       Richard R. Conte
                                       Chief Executive Officer


ACCEPTED THIS 29th  DAY  OF JULY, 1996



/s/ Ralph O. Hellmold
-----------------------------
Ralph O. Hellmold, President
Hellmold Associates, Inc.

                                           April 10, 1996

Mr. Richard R. Conte
Chairman & Chief Executive Officer
RYMAC Mortgage Investment Corporation
P.O. Box 250
Steubenville, OH  43952

Dear Rich:

         Further pursuant to our discussions on April 3, 1996 regarding compensation payable to Hellmold Associates in the event of a successful transaction with the Columbus Plastics Division of Navistar International, based upon your offer of $60.60 million and the fee schedule in paragraph 5(b) of our Agreement dated November 1, 1995, RYMAC would owe Hellmold Associates a transaction fee of $841,950.00, against which the initial $75,000.00 retainer is creditable. This would leave a remaining balance of $766,950.00.

         Pursuant to paragraph 5(d) of our Agreement RYMAC has the right to pay all or part of the remaining transaction fee in RYMAC stock "at a valuation to be mutually agreed upon." Hellmold Associates is prepared to accept payment in RYMAC common stock valued at the HIGHER OF: (i) $1.875 per share (a 50% premium over RYMAC's closing price of $1.25 on April 3, 1996), or (ii) the average trading price of RYMAC common stock for the 30 days prior to the announcement of an agreement in principle to acquire Columbus Plastics.

         If RYMAC wishes to exercise its right to pay Hellmold Associates in RYMAC stock valued on the terms outlined above if the Columbus Plastics transaction closes, please indicate by signing below.

         We look forward to working with you to bring this transaction to a successful conclusion.

                                               Sincerely,

                                               /s/ Ralph O. Hellmold
                                               Ralph O. Hellmold
                                               President
Accepted this 11th day of April, 1996

/s/ Richard R. Conte
--------------------------
Richard R. Conte
Chief Executive Officer

                                                               As of
                                                               November 1, 1995


RYMAC Mortgage Investment Corporation
100 North Fourth Street
P.O. Box 250
Steubenville, OH  43952

Dear Sirs:

         This will confirm the understanding and agreement (the "Agreement") between Hellmold Associates, Inc. ("Hellmold Associates") and RYMAC Mortgage Investment Corporation (RYMAC or the "Company") as follows:

         1. The Company hereby engages Hellmold Associates as the Company's sole and exclusive agent for the purpose of (a) identifying opportunities for a merger transaction for the Company, (b) actively soliciting owners of private businesses for a prospective transaction, and (c) as requested by the Company, participating on the Company's behalf in negotiations concerning such transaction or assisting the Company in structuring such transaction.

         2. Hellmold Associates hereby accepts the engagement described in paragraph 1 and, in that connection, agrees to:

                           (a) prepare, in consultation with the Company and its counsel, a memorandum describing the merits of a potential merger transaction with RYMAC;

                           (b) develop a list of leveraged buyout ("LBO") and venture capital firms which might own businesses which could be attractive merger partners for RYMAC;

                           (c)      contact such firms on behalf of RYMAC;

                           (d) develop, update and review with the Company on an ongoing basis a list of potential transaction candidates (including ones identified by the Company);

                           (e) develop in consultation with the Company and its other advisors a strategy to best effectuate a transaction;

                           (f) assist in negotiations to effectuate a transaction, and

                           (g) be available on request to meet with the Company's Board of Directors to discuss strategic alternatives and their financial implications.

         3.         For the purposes of this Agreement:

                           (a) A "transaction" shall mean: any transaction or series or combination of transactions, other than in the ordinary course of trade or business, whereby, directly or indirectly, control of, or a material interest in, a company or any of its businesses, assets or properties, is purchased, leased or otherwise acquired, including, without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or consolidation, a tender or exchange offer, or a leveraged buy-out; a restructuring, a repurchase of capital stock, a recapitalization, an extraordinary dividend or distribution (whether cash, property, securities or a combination thereof), a liquidation, the formation of a joint venture or partnership, a minority investment or any other similar transaction. In the case of a tender or exchange offer or a multi-step transaction which contemplates the acquisition of more than 50% of an entity's outstanding voting stock, a transaction shall be deemed to have been consummated upon the acquisition of 50% or more of such entity's outstanding voting power or the ability to elect a majority of the Board of Directors.

                           (b) "Consideration" shall mean the total value of all cash, securities, other property and any other consideration, including, without limitation, any contingent, earned or other consideration, paid or payable, directly or indirectly, to a company or the holders of its securities in connection with a transaction. The value of any such securities (whether debt or equity) or other property shall be determined as follows: (1) the value of securities that are freely tradeable in an established public market shall be the last closing market price of such securities prior to the public announcement of the acquisition; and (2) the value of securities which are not freely tradeable or which have no established public market, or if the consideration consists of property other than securities, the value of such securities or other property shall be the fair market value thereof as mutually agreed by the Company and Hellmold Associates. Consideration shall also be deemed to include any indebtedness, including, without limitation, unfunded pension liabilities, retiree medical benefits liabilities, guarantees and other obligations, assumed in connection with an acquisition.

         4. The term of Hellmold Associates' engagement hereunder shall extend from the date hereof through November 1, 1996. Either party may terminate Hellmold Associates' engagement hereunder at any time, with or without cause, by giving the other party at least 10 days' prior written notice, subject to the provisions of paragraphs 4 through 8, and 10 through 13, which shall survive any termination of this Agreement. Beginning December 1, 1995, every 60 days thereafter during the term of this Agreement (February 1, 1996, April 1, 1996, June 1, 1996, August 1, 1996 and October 1, 1996) and within 30 days after the effective date of any termination of this Agreement, Hellmold Associates will deliver to the Company a list (the "List") of all parties contacted by Hellmold Associates, identified to the Company by Hellmold Associates or reviewed by Hellmold Associates at the Company's written request prior to such termination.

         5. As compensation for the services rendered by Hellmold Associates hereunder, the Company shall pay Hellmold Associates as follows:

                           (a) A retainer of $75,000 payable upon the signing of this Agreement, which fee shall be credited against any compensation payable pursuant to paragraph 5(b) below.

                           (b)      If the Company announces a transaction
                                    either:

                                    (i)     during the term of Hellmold
                                            Associates' engagement hereunder or
                                            at any time during a period of 12
                                            months following the effective date
                                            of termination of Hellmold
                                            Associates hereunder, regardless of
                                            whether the party or parties to the
                                            transaction were identified by
                                            Hellmold Associates or whether
                                            Hellmold Associates rendered advice
                                            concerning the transaction, or

                                    (ii)    at any time during a period of 24
                                            months following the effective date
                                            of termination of Hellmold
                                            Associates hereunder, and the
                                            transaction involves a party or
                                            parties named on the List,
                                    and such a transaction is thereafter
                                    consummated, then the Company shall pay to Hellmold Associates the following percentages of the total consideration paid in such transaction:

                                    TOTAL CONSOLIDATION               PERCENTAGE
                                    -------------------               ----------
                                    On first $15 million              3.33%
                                    Plus on amounts over $15 million  0.75%

                           (c) Compensation which is payable to Hellmold Associates pursuant to subparagraph 5(b) shall be paid by the Company to Hellmold Associates upon the consummation of a transaction, provided that compensation paid or payable to Hellmold Associates in respect of consideration which is contingent upon the occurrence of some future event (e.g., the realization of earnings projections) or pursuant to the agreement relating to the transaction is to be paid following the closing of such transaction shall be paid by the Company to Hellmold Associates at the earlier of (i) the payment of such consideration or (ii) the time that the amount of such consideration can be determined.

                           (d) Hellmold Associates agrees, upon the request of the Company, to accept its entire compensation payable pursuant to subparagraph 5(b) in RYMAC stock at a valuation to be mutually agreed upon.

         6. The Company shall reimburse Hellmold for its out-of-pocket expenses promptly as requested, including the fees and expenses of its legal counsel and those of any advisor retained by Hellmold Associates with the prior approval of the Company, incurred in connection with the engagement hereunder.

         7. In connection with Hellmold Associates' engagement, the Company will furnish Hellmold Associates with all information concerning the Company which Hellmold Associates reasonably deems appropriate (the "Information") and will provide Hellmold Associates with access to the Company's officers directors, accountants, counsel and other advisors. The Company represents and warrants to Hellmold Associates that all such Information concerning the Company will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company acknowledges and agrees that Hellmold Associates (a) will be using and relying upon the information supplied by the Company and its officers, agents and others and any other publicly available Information concerning the Company without any independent investigation or verification thereof; (b) will not make an independent appraisal of the Company, or its business or assets; and (c) does not assume responsibility for the accuracy or completeness of the Information. All non-public Information concerning the

                  Company which is given to Hellmold Associates will be used solely in the course of the performance of its services hereunder and will be treated confidentially by Hellmold Associates for so long as it remains nonpublic. Hellmold Associates will not disclose this Information to any third party without the Company's consent, except as otherwise required by law or as required by a regulatory authority and after notification to the Company.

         8. Because Hellmold Associates will be acting on behalf of the Company in connection with this engagement, the Company agrees to indemnify Hellmold Associates and its affiliates and their respective directors, officers, employees, agents and controlling persons (Hellmold Associates and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of any transaction contemplated by this Agreement or the engagement of Hellmold Associates pursuant to, and the performance by Hellmold Associates of the services contemplated by, this Agreement and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from Hellmold Associates' bad faith or negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of Hellmold Associates pursuant to, or the performance by Hellmold Associates of the services contemplated by, this Agreement except to the extent that loss, claim, damage or liability is found in a final judgment by a court to have resulted from Hellmold Associates' bad faith or negligence.

                  In order to provide for just and equitable contribution, if a claim for indemnification is made pursuant to this Agreement but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification is not available for any reason (other than in accordance with the terms hereof), then the Company, on the one hand, and Hellmold Associates, on the other hand, shall contribute to such claim, liability, loss, damage or expense for which such indemnification or reimbursement is held unavailable (1) in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and Hellmold Associates on the other hand, of this transaction as contemplated (whether or not the transaction is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Hellmold Associates, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Hellmold Associates of the transaction as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its security holders, as the case may be, as a result of or in connection with the transaction bears to the fees paid or to be paid to Hellmold Associates under this Agreement; PROVIDED, HOWEVER, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually received or to be received by Hellmold Associates pursuant to this Agreement.

                  The Company agrees that, without Hellmold Associates' prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in request of which indemnification could be sought under the indemnification provision of this Agreement (whether or not Hellmold Associates or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

                  If multiple claims are brought against Hellmold Associates or any Indemnified Party in an arbitration, with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available.

                  The Company acknowledges and agrees that Hellmold Associates has been retained to act solely as financial advisor to the Company. In such capacity, Hellmold Associates shall act as an independent contractor, and any duties of Hellmold Associates arising out of its engagement pursuant to this Agreement shall be owed solely to the Company.

         9. Hellmold Associates shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder if a transaction is completed. Hellmold Associates will submit a copy of any such advertisements to the Company for its approval prior to the first time such advertisement is used, which approval shall not be unreasonably withheld or delayed.

         10. The Company represents and warrants to Hellmold Associates that there are no brokers, representatives or other persons which have an interest in compensation due to Hellmold Associates from any transaction contemplated herein.

         11. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the Indemnified Parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

         12. This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

         13. If any provision of this Agreement is, or may be, determined to be unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect.

                  Hellmold Associates is delighted to accept this engagement and looks forward to working with you on this assignment. Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.


                            HELLMOLD ASSOCIATES, INC.



                            By: /s/ Ralph O. Hellmold
                                -------------------------------
                                Ralph O. Hellmold
                                President



AGREED:

RYMAC Mortgage Investment Corporation



By:  /s/ Richard R. Conte
    ---------------------------------
Title:  CEO
      ---------------------
Date:  November 14, 1995
      ----------------------------

                                    Addendum
                                    --------

1. Beginning December 1, 1995, every 60 days thereafter during the term of this Agreement (February 1, 1996, April 1, 1996, June 1, 1996, August 1, 1996 and October 1, 1996) and within 30 days after the effective date of any termination of this Agreement, Hellmold Associates will deliver to the Company a list (the "List") of all parties contacted by Hellmold Associates, identified to the Company by Hellmold Associates or reviewed by Hellmold Associates at the Company's written request prior to such termination.

2. during the term of Hellmold Associates engagement hereunder or at any time during a period of 12 months following the effective date of termination of Hellmold Associates hereunder regardless of whether the party or parties to the transaction were identified by Hellmold Associates or whether Hellmold Associates rendered advice concerning the transaction, or

3. at any time during a period of 24 months following the effective date of termination of Hellmold Associates hereunder and the transaction involves a party or parties named on the List.